Exhibit 99.1

Reticulate Micro Announces Name Change to RMX Industries, Inc., Reflecting Expanded Vision and Strategic Growth

ST. LOUIS, Aug. 1, 2025 /PRNewswire/ -- Reticulate Micro, Inc., a technology company specializing in advanced data compression and video optimization, is pleased to announce it has officially changed its name to RMX Industries, Inc. (“RMX”). The name change reflects the company’s evolution and its continued commitment to delivering high-performance software solutions that meet the growing demands of modern digital infrastructure.

This transition marks a natural progression in RMX’s development, highlighting its focus on addressing real-world data challenges. The company’s primary platforms VAST™, which enables efficient video streaming, and CRISP, which provides advanced data compression, are designed to operate reliably across a wide range of infrastructure environments.

“Changing our name to RMX represents more than a shift in branding, it reflects the scale of our ambition,” said Karl Kit, CEO of RMX. “The RMX name is bold, forward-looking, and aligned with our mission to deliver intelligent infrastructure solutions that perform where it matters most.”

As part of the transition, the company has launched an updated website at www.rmx.io, offering insight into RMX’s technology platforms, long-term vision, and strategic areas of focus.

About RMX

RMX (OTCQB: RMXI) is a technology company specializing in advanced data compression and video optimization. Leveraging proprietary, field-validated technology that has demonstrated exceptional performance in the most demanding environments, RMX is aiming to transform the way organizations capture, transmit, store, and share visual data. Originally developed for mission-critical military applications, RMX’s platform reduces video bandwidth, storage needs, and power consumption by up to 50% all without compromising quality or functionality across any network or hardware infrastructure. As data becomes a foundational asset across defense, AI, cloud, and enterprise ecosystems, RMX is positioned to lead the next generation of intelligent, efficient data compression solutions in a rapidly digitizing world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including the risks described in the risk factors section of the reports and other documents that we file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Important Notice Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that the Company may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link. Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Alert. Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by the Company or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by the Company is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own investment, legal and tax advisors prior to making any investment in the Company.

Contact:

Media:

RMX Media Relations
media@rmx.io

Investor Relations:
RMX Investor Relations
ir@rmx.io